UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Janov, Edward A.
   5241 Spring Mountain Road
   Las Vegas, NV  89150
   USA
2. Issuer Name and Ticker or Trading Symbol
   Southwest Gas Corporation
   SWX
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   12/31/2001
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice President/CAO
7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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Common Stock                 |      |    |                  |   |           |8,308 (5)          |D     |                           |
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Common Stock                 |      |    |                  |   |           |787 (3) (4)        |I     |401(k) Plan                |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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Employee Stock Option   |$23.36  |07/17|A   |5,000      |A  |(1)  |07/16|Common Stock|5,000  |       |5,000       |D  |            |
                        |        |/2001|    |           |   |     |/2011|            |       |       |            |   |            |
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(right to buy)          |        |     |    |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1) The option vests in three annual installments of 2,000 shares in 2002, 1,500 shares in 2003, and 1,500 shares in 2004, beginning on July 17,
2002.
(2) Includes 229 shares acquired in 2001 pursuant to the dividend reinvestment feature of SWX restricted stock plan, and 126 shares acquired pursuant to the dividend reinvestment plan.
(3) Includes 56 shares acquired during 2001 pursuant to the dividend reinvestment feature of the SWX 401(k)
plan.
(4) Pursuant to divorce decree dated 12/04/2001, Mr. Janov transferred 740 shares in the 401(k) plan to his ex-wife.
(5) Pursuant to divorce decree dated 12/04/2001, Mr. Janov transferred 1,546 shares from the dividend reinvestment plan to his ex-wife.
SIGNATURE OF REPORTING PERSON
/s/Edward A. Janov by Faye J. Ringler, Attorney in fact
DATE
01/31/2002